UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2015 (May 18, 2015)

American Realty Capital Global Trust II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196549	35-2506937
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.01. Completion of Acquisition or Disposition of Assets.

2 Boulevard Konrad Adenauer

On May 18, 2015, American Realty Capital Global Trust II, Inc. (the “Company”), through a wholly-owned subsidiary of its operating partnership, acquired a build-to-suit office building located at 2 Boulevard Konrad Adenauer in Luxembourg (the “Property”) at a contract purchase price of €68.7 million ($78.6 million based upon an exchange rate of $1.14 to €1.00, as of the date of acquisition), exclusive of closing costs. The transaction was structured as a share purchase deal whereby the Company purchased all of the shares held by IVG Institutional Funds GmbH (the “Seller”) in 2 Boulevard Konrad Adenauer S.à r.l (the “Luxembourg Holding Company”), the entity that owns the Property. The Seller was the 100% owner of the Luxembourg Holding Company. Neither the Seller nor the Luxembourg Holding Company have a material relationship with the Company, the Company’s operating partnership, sponsor or advisor or any of their respective affiliates.

The Property contains 232,235 rentable square feet and is 100% leased to a wholly-owned subsidiary of Deutsche Bank AG. The lease commenced in December 2013, has a 10-year term and expires in December 2023. The lease contains annual rental escalations based on published inflation statistics. The lease contains one 3-year renewal option. The lease is net whereby the tenant is required to pay substantially all operating expenses, in addition to base rent. The annualized rental income is approximately €4.6 million ($5.3 million based upon an exchange rate of $1.14 to €1.00, as of the date of acquisition).

The Company funded the acquisition of the Property with (i) available cash on hand from the Company’s ongoing initial public offering and (ii) two loans in an aggregate amount of €58.1 million ($66.5 million based upon an exchange rate of $1.14 to €1.00, as of the date of acquisition), as described in Item 2.03 of this Current Report on Form 8-K. At closing, the Company paid an acquisition fee of approximately $1.0 million to its advisor.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Deutsche Pfandbriefbank AG and M&G Investment Management Limited Loans

On May 18, 2015, in connection with the purchase of the Property, the Company, through a wholly owned subsidiary of its operating partnership, entered into a mortgage debt agreement with Deutsche Pfandbriefbank AG (the “Mortgage Lender”) and a mezzanine loan with M&G Investment Management Limited (the “Mezzanine Lender”) in the aggregate amount of €58.1 ($66.5 million based upon an exchange rate of $1.14 to €1.00, as of the date of acquisition), consisting of €36.0 million ($41.2 million) in mortgage debt (the “Mortgage Loan”) and €22.1 million ($25.3 million) in mezzanine debt (the “Mezzanine Loan”).

The Mortgage Loan provides for quarterly interest payments with all principal outstanding due on May 18, 2020. The Mortgage Loan bears interest at 1.419% per annum. The Mortgage Loan may be prepaid at any time, in whole or in part, with break costs, if applicable. In the event of a default, the Mortgage Lender has the right to terminate its obligations under the Mortgage Loan and to accelerate the payment on any unpaid principal amount of the Mortgage Loan.

The Mezzanine Loan provides for quarterly interest payments with all principal outstanding due on May 18, 2017. The Mezzanine Loan bears interest at a rate of 9% per annum. The Mezzanine Loan may be prepaid at any time, in whole or in part, with break costs, if applicable. In the event of a default, the Mezzanine Lender has the right to terminate its obligations under the Mezzanine Loan and to accelerate the payment on any unpaid principal amount of the Mezzanine Loan.

The descriptions of the Mortgage Loan and the Mezzanine Loan in this Current Report on Form 8-K are a summary and are qualified in their entirety by the terms of the Mortgage Loan and the Mezzanine Loan, respectively. The Company will file the Mortgage Loan and the Mezzanine Loan with the Securities and Exchange Commission as exhibits to its next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST II, INC.

Date: May 22, 2015	By:	/s/ Scott J. Bowman
		Name:	Scott J. Bowman
		Title:	Chief Executive Officer